Exhibit 99.1

For more information, contact:
Novatel Wireless Dan Halvorson Chief Financial Officer (858) 320-8821 www.novatelwireless.com	The Blueshirt Group, Investor Relations Chris Danne, Rakesh Mehta (415) 217-7722 chris@blueshirtgroup.com rakesh@blueshirtgroup.com

FOR IMMEDIATE RELEASE

NOVATEL WIRELESS REPORTS RECORD QUARTERLY AND FULL YEAR REVENUE

Fourth Quarter Revenue Increased 58% Year over Year and 40% Sequentially

GAAP EPS of $0.08 per diluted share and Non-GAAP EPS of $0.14 per diluted share

SAN DIEGO, CA — February 27, 2007 — Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, today reported financial results for the fourth quarter and full year ended December 31, 2006.

Revenue for the fourth quarter was up 40% sequentially to $77.0 million versus revenue of $55.1 million in the prior quarter and up 58% over revenue of $48.7 million reported in the same period last year. Fourth quarter GAAP net income was $2.4 million or $0.08 per diluted share. This compares to GAAP net income of $121,000 or $0.00 per diluted share in the prior year period. 2006 fourth quarter GAAP results reflect the fiscal year 2006 adoption of Statement of Financial Accounting Standards No.123R resulting in the expensing of $2.0 million of non-cash share-based compensation during the fourth quarter, or $0.06 per diluted share, net of taxes. Excluding the effect of these charges, non-GAAP net income was $4.4 million or $0.14 per diluted share for the fourth quarter of 2006.

GAAP and non-GAAP results for the three months ended December 31, 2006 include approximately $1.5 million in charges, net of taxes, related to inventory provisions and an allowance for doubtful accounts receivable.

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“We believe our record fourth quarter revenue reflect the underlying strength of our market and the success of our diversification strategy with approximately 30% of sales coming from non-PC card products,” commented Brad Weinert, Novatel Wireless’ acting Chief Executive Officer. “Wireless carriers are increasingly focusing on data as a key growth driver, as consumer and enterprise adoption continues to ramp. We have seen a broad increase in demand, especially for our latest generation EV-DO products from our customer base of many of the world’s leading wireless operators and laptop manufacturers. This demand led to a 40% sequential increase in revenue in the fourth quarter and record backlog at the end of the year.”

“Our record backlog and strong Q1 order flow has increased our visibility and we are expecting sequential and year-over-year growth in what has historically been a seasonally softer first quarter for us,” added Mr. Weinert. “Our focus is primarily on execution and innovation, as we continue to ramp to meet increasing demand in the marketplace, while increasing our R&D effort in absolute dollars to drive the next generation of wireless innovation.”

“Our business model has improved considerably,” added Dan Halvorson, Novatel Wireless’ Chief Financial Officer. “In the fourth quarter of 2006, gross margin increased and, even with the inventory charges, our operating margin more than tripled to 6.7% of sales, excluding share based compensation charges, compared to the prior quarter, demonstrating the operating leverage in our model. Moving forward, we are focused on continuing to improve gross margin and operating margin.”

Revenue for the year ended December 31, 2006 was $218 million, a 35% increase from $161.7 million reported for the prior year. GAAP net income for 2006 was $253,000 or $0.01 per diluted share which compares to GAAP net income applicable to common shareholders of $11.1 million or $0.37 per diluted share for 2005. Non-GAAP net income for 2006 was $5.4 million, or $0.18 per diluted share, excluding the impact of the fiscal year 2006 adoption of Statement of Financial Accounting Standards No.123R resulting in the expensing of $5.1 million of non-cash share-based compensation, or $0.17 per diluted share, net of taxes.

Q1 and 2007 Outlook

The following statements are forward-looking and actual results may differ materially. Please see the section titled, “Cautionary Note Regarding Forward-looking Statements” at the end of this press release for a description of risks. Please see the Company’s quarterly and annual reports on file with the Securities and Exchange Commission (SEC) for a more detailed description of risk factors.

The following table summarizes the Company’s financial guidance for the first quarter and fiscal year, of 2007. These estimates are based on the Company’s current business outlook as of the date of this press release. Non-GAAP earnings per diluted share are based on a projected tax rate of 35% and exclude FAS 123R stock-based compensation expenses.

First Quarter 2007:
Revenue	approximately $80 million
Non-GAAP Earnings Per Share, Diluted	approximately $0.16

Fiscal Year 2007:
Revenue	$330 - 350 million
Non-GAAP Earnings Per Share, Diluted	$0.55 - $0.70

Conference Call

The Company will host a live conference call for equity analysts and investors today to discuss its quarterly and full year results at 4:30 p.m. ET. The conference call may be accessed by dialing 800-240-5318 for domestic callers and 303-262-2137 for international callers. The conference call will be webcast live on the Novatel Wireless website at www.novatelwireless.com, under the “Investor Relations” section. Following the live webcast, an archived version will be available on the Novatel Wireless website. A telephonic replay of the conference call will also be available approximately two hours after the call and will be accessible for two business days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11083768. International parties should call 303-590-3000 and enter pass code 11083768.

About Novatel Wireless

Novatel Wireless, Inc. is revolutionizing wireless communications. The Company is a leader in the design and development of innovative wireless broadband access solutions based on 3G WCDMA (HSDPA & UMTS), CDMA and GSM technologies. Novatel Wireless’ MerlinTM PC Cards and ExpressCards, Expedite® Embedded Modules, MobiLink™Communications Software Suite, Ovation™ Fixed Mobile Convergence Products and Conversa™ Software Suite enable high-speed wireless access. The Company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information please visit www.novatelwireless.com. (NVTLG)

Cautionary Note Regarding Forward-Looking Statements

Some of the information presented in this release constitutes forward-looking statements based on management’s current expectations, assumptions, estimates and projections. In this context, forward-looking statements often address expected future business and financial performance and often contain words such as “may,” “estimate,” “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will” and similar words and phrases indicating future results. Forward-looking statements, including without limitation, the information above under “Q1 and 2007 Outlook”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. The Company therefore cannot guarantee future results, performance or achievements.

Factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings and include, without limitation, (1) the future demand for wireless broadband access to data, (2) the future growth of wireless wide area networking, (3) changes in commercially adopted wireless transmission standards and technologies, (4) continued acceptance of the Company’s current products and market demand for the Company’s anticipated new product offerings in 2007, (5) increased competition and pricing pressure from current or new wireless market participants, (6) dependence on third party manufacturers in Asia and key component suppliers worldwide, (7) unexpected liabilities or expenses, (8) the Company’s ability to introduce new products in a timely manner, (9) litigation, regulatory and IP developments, (10) dependence on a small number of customers, (11) the effect of changes in accounting standards and in aspects of our critical accounting policies and (12) the Company’s plans and expectations relating to strategic relationships, international expansion, software and hardware developments, personnel matters and cost containment initiatives.

These factors, as well as other factors detailed from time to time in the Company’s SEC reports and filings (available at www.sec.gov), could cause actual results to differ materially. Novatel Wireless assumes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as otherwise required pursuant to applicable law and our on-going reporting obligations under the Securities Exchange Act of 1934, as amended.

Non-GAAP Financial Measures; GAAP EPS

Novatel Wireless has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP diluted earnings per share. Novatel Wireless uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Novatel Wireless’s ongoing operational performance. Novatel Wireless believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial measures with other companies in Novatel Wireless’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude FAS 123R stock-based compensation expense, and its effect on taxes.

The Company continues to evaluate the factors that might impact first quarter and 2007 diluted GAAP EPS, which consist primarily of FAS 123R stock based compensation items and accruals for income tax expense. The FAS 123R stock based compensation items are expected to vary depending on the number of equity options exercised by employees during the year and the number of new grants issued to both current and new employees (both of which are difficult to estimate). In addition, the factors that impact the Company’s deferred tax assets are expected to vary from period to period, also making diluted GAAP EPS difficult to estimate. As a result, the Company has not provided information regarding first quarter and fiscal year 2007 diluted GAAP EPS.

©2007 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Merlin, Expedite, MobiLink, Ovation and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

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NOVATEL WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	As of
	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$34,612	$36,653
Marketable securities	48,071	47,075
Accounts receivable, net	47,774	28,121
Inventories	25,662	23,132
Deferred tax assets, net	5,931	5,253
Other current assets	3,344	9,821

Total current assets	165,394	150,055
Property and equipment, net	15,501	13,865
Marketable securities	1,479	6,611
Intangible assets, net	2,411	3,459
Deferred tax assets, net	6,440	1,849
Other assets	230	225

	$191,455	$176,064

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,346	$34,226
Accrued expenses	18,063	11,888
Line of credit	—	5,000
Capital lease obligation	—	3,891

Total current liabilities	57,409	55,005
Stockholders’ equity:
Common stock	30	29
Additional paid-in capital	356,138	343,738
Accumulated other comprehensive loss	(31)	(364)
Accumulated deficit	(222,091)	(222,344)

Total stockholders’ equity	134,046	121,059

	$191,455	$176,064

NOVATEL WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Revenue	$77,016	$48,683	$217,972	$161,736
Cost of revenue	56,567	38,137	162,749	115,568

Gross margin	20,449	10,546	55,223	46,168

Operating costs and expenses:
Research and development	8,768	7,352	31,317	20,515
Sales and marketing	4,249	2,415	14,168	7,611
General and administrative	4,891	1,970	16,306	7,528

Total operating expenses	17,908	11,737	61,791	35,654
Operating income (loss)	2,541	(1,191)	(6,568)	10,514
Other income (expense):
Interest income and expense, net	982	572	2,899	2,224
Other, net	177	72	1,406	(216)

Income (loss) before income taxes	3,700	(547)	(2,263)	12,522
Income tax expense (benefit)	1,301	(668)	(2,516)	1,406

Net income	$2,399	$121	$253	$11,116

Per share data:
Net income per common share:
Basic	$0.08	$0.00	$0.01	$0.38
Diluted	$0.08	$0.00	$0.01	$0.37
Weighted average shares used in computation of
Net income per share:
Basic	29,723	29,298	29,580	29,132
Diluted	30,224	30,467	30,002	30,319

Reconciliation of GAAP Net Income to Non-GAAP Net Income

Three Months Ended December 31, 2006

	GAAP	Adjustments (a)	Non-GAAP
Revenue	$77,016		$77,016
Cost of revenue	56,567	$(150)	56,417

Gross margin	20,449	150	20,599

Operating costs and expenses:
Research and development	8,768	(583)	8,185
Sales and marketing	4,249	(479)	3,770
General and administrative	4,891	(1,400)	3,491

Total operating expenses	17,908	(2,462)	15,446
Operating income	2,541	2,612	5,153
Other income (expense):
Interest income and expense, net	982		982
Other, net	177		177

Income before income taxes	3,700	2,612	6,312
Income tax expense	1,301	634	1,935

Net income	$2,399	$1,978	$4,377

Per share data:
Net income per common share:
Basic	$0.08		$0.15
Diluted	$0.08		$0.14
Weighted average shares used in computation of
Net income per share:
Basic	29,723		29,723
Diluted	30,224		30,224

(a) Adjustments	reflect stock-based compensation expense recorded under SFAS 123R, and its effect on taxes.

Reconciliation of GAAP Net Income to Non-GAAP Net Income

Twelve Months Ended December 31, 2006

	GAAP	Adjustments (a)	Non-GAAP
Revenue	$217,972		$217,972
Cost of revenue	162,749	$(487)	162,262

Gross margin	55,223	487	55,710

Operating costs and expenses:
Research and development	31,317	(2,269)	29,048
Sales and marketing	14,168	(1,997)	12,171
General and administrative	16,306	(5,258)	11,048

Total operating expenses	61,791	(9,524)	52,267
Operating income (loss)	(6,568)	10,011	3,443
Other income (expense):
Interest income and expense, net	2,899		2,899
Other, net	1,406		1,406

Income (loss) before income taxes	(2,263)	10,011	7,748
Income tax expense (benefit)	(2,516)	4,880	2,364

Net income	$253	$5,131	$5,384

Per share data:
Net income per common share:
Basic	$0.01		$0.18
Diluted	$0.01		$0.18
Weighted average shares used in computation of
Net income per share:
Basic	29,580		29,580
Diluted	30,002		30,002

(a) Adjustments	reflect stock-based compensation expense recorded under SFAS 123R, and its effect on taxes.